Exhibit 99.1

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NYSE Euronext welcomes Toreador Resources Corporation
to its European market
US-listed international energy company uses the Fast Path procedure to cross-list in Europe
Paris, 17 December 2010 — Toreador Resources Corporation, an international oil and gas, exploration and production company active in the Paris basin, France, completed its Fast Path listing on NYSE Euronext in Paris today, making it the tenth1 company to take advantage of this streamlined, cost-effective process since it was made available by NYSE Euronext in 2008.
Toreador Resources Corporation’s (ticker symbol: TOR) Common Stock was admitted to Listing and Trading on the Professional Segment of NYSE Euronext in Paris by direct listing of the existing 25,828,705 shares making up the company’s capital stock. The admission price of the company’ shares was set at €11.56 each, i.e. the closing price of its shares on 16 December 2010 converted into Euros on the basis of the European Central Bank EUR/USD exchange rate of the same trading day. Toreador Resources’ market capitalization on the day of admission amounted to €299 million.
“We are very pleased to welcome Toreador Resources Corporation on NYSE Euronext in Paris and to give the company greater access to European and other international investors in the Eurozone,” said Ronald Kent, Group Executive Vice President and Head of International Listings at NYSE Euronext. “This success bears out the global strategy towards international listings we set up two years ago and the superior services, market quality and brand visibility provided by listing on NYSE Euronext markets.”
Craig McKenzie, President and CEO of Toreador Resources Corporation, added: “In addition to providing increased accessibility and improved liquidity for European investors, our listing in Paris reflects Toreador’s next step in the creation of a European-focused E&P company. With an asset base currently focused on the Paris Basin, we look forward to the broader participation of European investors as we embark on a six well drilling program to evaluate the Liassic shale oil source rock system in early 2011 with our partner Hess.”
Note to the Editor:
1.	The Fast Path listing enables US-listed, non-EU companies to use their existing filings with the SEC for a listing on NYSE Euronext’s European market. This listing process can be used in connection with various transactions, including IPO, secondary capital raising, spin-off or technical listing.

[1]	Companies that have already used the Fast Path listing procedure include: Philip Morris International (PM, NYSE Euronext – March 2008), Anheuser-Busch (BUD, NYSE Euronext – April 2008), Companhia Vale do Rio Doce (VALE, NYSE Euronext – July 2008), Cliffs Natural Resources (CLF, NYSE Euronext – April 2009), Weatherford International (WFT, NYSE Euronext – October 2009), PartnerRe (PRE, NYSE Euronext – December 2009), AgFeed Industries, Inc. (ALHOG, NYSE Euronext – March 2010), Knight Capital Group (KCG, NYSE Euronext – May 2010) and Watsco (WSO, NYSE Euronext – October 2010).

2.	The professional segment of NYSE Euronext’s Paris market is designed to meet the needs of international companies and is aimed at professional investors only. The segment is part of the Regulated Market of NYSE Euronext in Paris. It has simplified listing requirements including the use of the English language for all documentation, streamlined permanent and periodic reporting requirements and simplified and accelerated review procedures.
Press Contacts:
NYSE Euronext (Paris)
Caroline Tourrier: +33 (0)1 49 27 10 82
Toreador Resources Corporation (Euro RSCG)
Marion Bougeard: +33 (0)1 58 47 95 19
From left to right:
Tony Vermeire, Commercial Director ;
Emmanuel Mousset, Country Manager ;
Marc Sengès, CFO ;
Dr Peter Hill, Chairman ;
Craig McKenzie, President and CEO ;
Herbert C. Williamson III, Director.
About NYSE Euronext
NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets — the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca — represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the S&P 100 index and Fortune 500. For more information, please visit: www.nyx.com.
About Toreador Resources Corporation
Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil properties in France. The company’s website, www.toreador.net, provides more information about Toreador.